Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

January 5, 2015

New STERIS Limited

Chancery House, 190 Waterside Road

Hamilton Industrial Park, Leicester LE5 1QZ

United Kingdom

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of New STERIS Limited (“New STERIS”), a private limited company organized under the laws of England and Wales, including the proxy statement/prospectus forming a part thereof, relating to the proposed business combination of STERIS Corporation (“STERIS”), an Ohio corporation, and Synergy Health plc, a public company limited by shares and incorporated and existing under the laws of England and Wales. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement.

We hereby confirm that, subject to the limitations, exceptions, beliefs, assumptions and qualifications set forth in the section of the Registration Statement entitled “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS”, the discussion in the section of the Registration Statement entitled “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS—Certain U.S. Federal Income Tax Consequences to U.S. Holders and Non-U.S. Holders” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to U.S. Holders and Non-U.S. Holders of STERIS shares and of the ownership and disposition of New STERIS shares received by such holders in the Merger.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                Very truly yours,

                /s/ Wachtell, Lipton, Rosen & Katz